FOR IMMEDIATE RELEASE	April 8, 2016
Contact: Susan Jordan 732-577-9996

MONMOUTH REAL ESTATE INVESTMENT CORPORATION ANNOUNCES
NEW ACQUISITION IN THE EVERETT, WA MSA

Freehold, New Jersey….April 8, 2016 ……..Monmouth Real Estate Investment Corporation (NYSE:MNR) today announced the acquisition of a new 210,445 square foot industrial building located at 2000 South Walnut Street, Burlington, WA at a purchase price of $30,662,080. The property is net-leased for 15 years to FedEx Ground Packaging System, Inc., a Delaware corporation. The building is situated on approximately 42.4 acres.

Michael P. Landy, President and CEO, commented, “This acquisition represents a new territory for Monmouth and it expands our geographic footprint from coast to coast. This large 42 acre site is situated right off of Interstate 5 and is in close proximity to one of the largest airplane assembly plants in the world, owned by Boeing in Everett. We are very pleased to enter the Seattle market and hope to expand our presence here over time.”

Monmouth Real Estate Investment Corporation, founded in 1968 is one of the oldest public equity REITs in the U.S. The Company specializes in single-tenant, net-leased industrial properties, subject to long-term leases, primarily to investment grade tenants. Monmouth Real Estate Investment Corporation is a fully-integrated and self-managed real estate company, whose property portfolio consists of ninety-five properties located in thirty states, containing a total of approximately 14.8 million rentable square feet. In addition, the Company owns a portfolio of REIT securities.

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